Exhibit 5.1

April 20, 2010

CSX Corporation
6.220% Senior Notes Due 2040
Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for CSX Corporation, a Virginia corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and exchange of up to $660,000,000 aggregate principal amount of new 6.220% Senior Notes due 2040 (the “Exchange Notes”) for a like aggregate principal amount of outstanding 6.220% Senior Notes due 2040, which have certain transfer restrictions (the “Original Notes”).  The Exchange Notes are to be issued pursuant to an indenture (the “Indenture”) dated as of August 1, 1990, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York Mellon, formerly The Bank of New York, successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture dated as of June 15, 1991, the Second Supplemental Indenture dated as of May 6, 1997, the Third Supplemental Indenture dated as of April 22, 1998, the Fourth Supplemental Indenture dated as of October 30, 2001, the Fifth Supplemental Indenture dated as of October 27, 2003, the Sixth Supplemental Indenture dated as of September 23, 2004, the Seventh Supplemental Indenture dated as of April 25, 2007 and the Eighth Supplemental Indenture dated as of March 24, 2010.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture and the form of Exchange Note included therein.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1.           The Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Original Notes, will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).  In expressing the opinion set forth in this paragraph 1, we have assumed, with your consent, that the form of the Exchange Notes will conform to that included in the Indenture.

2.           Assuming that the Indenture has been duly authorized, executed and delivered by the Company, the Indenture constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.  In particular, we do not purport to pass on any matter governed by the laws of Virginia.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We are furnishing this opinion to you, solely for your benefit.  This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

CSX Corporation
500 Water Street, 15th Floor
Jacksonville, Florida 32202

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